LYFE Communications, Inc.

LICENSE AND MASTER SERVICES AGREEMENT

THIS LICENSE AND MASTER SERVICES AGREEMENT (“LMSA”) is effective as of the full execution of this Agreement (the “Effective Date”) and is by and between LYFE Communications, Inc. a Utah corporation doing business as ("Licensor") and the licensee identified below ("Customer").

AGREED:

In consideration of the covenants and agreements set forth herein, Customer and Licensor hereby agree that:

A.  All capitalized terms used but not defined herein shall have the meanings ascribed to them elsewhere in this Agreement;

B.  Customer agrees to license from Licensor the Customer Area and engage Licensor to provide (directly or through its designee) the Related Data Center Services;

C.  Licensor agrees to license to Customer the Customer Area and, in connection with such license, provide to Customer the Related Data Center Services;

D.  Customer agrees to pay for such license and related services and to assume such other obligations as are set forth in this Agreement; and

E.  This Agreement, including all Attachments hereto listed below, which are incorporated herein by reference, constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written or oral, regarding such subject matter.

LYFE Communications, Inc.

d.b.a.

Customer Name:

14587 South 790 West

Unit A, Suite 200

Address:

Bluffdale, UT 84065

By: _________________________________

By:  ________________________________

Printed Name:  ________________________

Printed name:  _______________________

Title:  _______________________________

Title:_______________________________

Date:  _____________________, 2009

Date:  _______________________, 2009

This License and Master Services Agreement includes the following Attachments, and no others:

[ X ]   Attachment A:    License Fees

[ X ]   Attachment B:     Terms and Conditions

[ X ]   Attachment C:      Rules and Regulations

[ X ]   Attachment D:       Service Level Agreement

LYFE Communications, Inc.

LICENSE AND MASTER SERVICES AGREEMENT

ATTACHMENT B -- TERMS AND CONDITIONS

The following terms and conditions apply to the Agreement by and between Licensor and Customer:

1.    DEFINITIONS.  As used herein, the following terms and phrases shall have the definitions set forth below in this Section 1.  Other terms and phrases are defined elsewhere throughout this Agreement.

1.1

“Agreement” means the LYFE Communications License and Master Services Agreement, including the cover page, Attachments A through D, and any riders, exhibits or addenda attached thereto. The terms and conditions of Attachment A shall prevail in the event of any inconsistency between Attachment A and any other portion of this Agreement.

1.2

“Billing Commencement Date” means the date, as specified on Attachment A, on which License Fees begin to accrue.

1.3

“Change Order” means a duly executed amendment to Attachment A.

1.4

Conditioned Power” means the electrical service provided by Licensor to a Customer Area which is provisioned through an uninterruptible power supply (UPS) system(s) or a DC battery plant, and which is further supported by one or more standby generator(s)

1.5

“Cooling Multiplier” means 1.8 unless otherwise defined in Attachment A.

1.6

“Cross-Connection” means a physical cable connection to a network other than a network operated by Licensor.

1.7

“Customer” means the lessee identified on the License and Master Services Agreement.

1.8

“Customer Area” means the portion of the Data Center identified in (or in the manner set forth in) Attachment A that the Customer has the exclusive right to use and occupy hereunder for the placement of Customer Equipment.

1.9

“Customer's Business” means the sale of products, provision of services and other activities or enterprise of Customer (including, without limitation, government, administration and non-for-profit activities).

1.10

“Customer Equipment” means Customer's computer hardware, peripheral, and other tangible equipment that Customer places in the Customer Area from time to time pursuant to this Agreement. As between Licensor and Customer, the parties acknowledge and agree that all Customer Equipment is owned by Customer.

1.11

“Customer Materials” means all software, data, information contained in documentation, and other information and intangibles used by Customer to operate, install, and/or maintain Customer's Business through the Customer Equipment or provided to Licensor by Customer for such purposes or otherwise pursuant to this Agreement.  As between Licensor and Customer, the parties acknowledge and agree that all Customer Materials are owned by Customer.

1.12

“Data Center” means that certain building identified in Attachment A.

1.13

"Hazardous Material" shall include, but not be limited to: (a) asbestos, or any substance containing asbestos; (b) polychlorinated biphenyls; (c) lead; (d) radon; (e) pesticides; (f) petroleum or any other substances containing hydrocarbons; (g) any substance which, when in the Data Center or the property on which the Data Center is located, is prohibited by any environmental Laws; (h) those matters described in the Environmental Response Compensation and Liability Act, as amended, 42 U.S.C.§9601 et. seq. ("CERCLA"); and (i) any other substance, material or waste which, (i) by any environmental Laws requires special handling or notification of any governmental authority in its collection, storage, treatment, or disposal or (ii) is defined or classified as hazardous, dangerous or toxic pursuant to any legal requirement.

1.14

“Initial Billing Term” means the period of time starting on the Billing Commencement Date and continuing through the number of months identified as the Initial Billing Term as set forth on Attachment A, plus the period of time between the Billing Commencement Date and the first day of the full month following the Billing Commencement Date, unless earlier terminated as provided herein.

1.15

“Initial Term” means the period of time beginning upon full execution of this Agreement and continuing through the completion of the Initial Billing Term

1.16

“Installation Fees” means those fees incurred by Licensor as identified on Attachment A.

1.17

“Law” means any applicable local, state, federal, foreign or international law, rule, regulation, ordinance or the like. 1.16(A) “License Fees” means the license fees and related charges which Customer is obligated to pay Licensor pursuant to this Agreement for the license of the Customer Area and the provision of the Related Data Center Services including, but not limited to, those amounts provided for in Attachment A and any written Change Order(s).

1.18

“Licensor Group” means, collectively, Licensor, LYFE Communications, Inc., and their respective directors, officers, shareholders, members, managers, employees, agents, constituent partners, affiliates, beneficiaries, trustees and representatives.

1.19

“Mortgagee” means any mortgagee or beneficiary or any Licensor of a ground or underlying license with respect to any Security Document.

1.20

“Related Data Center Services” means the services to be provided (in connection with the license by Licensor to Customer of the Customer Area) by Licensor (or Service Provider) to Customer under this Agreement.

1.21

“Representatives” means the individuals identified and authorized by Customer to have access to the Customer Area in accordance with this Agreement. All Representatives must be registered with Licensor. Customer may change Representatives from time to time only by giving at least one (1) business day’s advance written notice to Licensor.

1.22

“Rules and Regulations” means the general rules and regulations issued by Licensor relating to its provision of Related Data Center Services to its lessees, the current version of which is attached as Attachment C and which may be modified by Licensor from time to time.

1.23

“Security Deposit” means the letter of credit, cash, or other form of security required by Licensor to secure Customer’s payment obligations under this Agreement.

1.24

“Security Document” means (i) any ground license or underlying license which may now exist or hereafter be executed affecting the Data Center or any portion thereof; (ii) any mortgage or deed of trust which may now exist or hereafter be executed affecting the Data Center or any portion thereof; (iii) any past and future advance made under any such mortgage or deed of trust; and (iv) any renewal, modification, replacement and extension of any such ground license, master license, mortgage or deed of trust.

1.25

“Service Provider” means the party designated by Licensor to perform any of the Related Data Center Services.

1.26

“Term” means the Initial Term hereof and any Renewal Term (as defined in Section 8.1 below).

2.    LICENSE; DATA CENTER RESPONSIBILITIES AND SERVICES .

2.1

License.  Subject to the terms and conditions of this Agreement, including but not limited to Customer's timely payment to Licensor of all payments specified in this Agreement, Licensor hereby licenses to Customer the Customer Area to use and occupy on an exclusive basis for the purposes set forth herein and will provide to Customer the Related Data Center Services in accordance with the terms and conditions of this Agreement.  Licensor may provide additional space in the Data Center and/or may provide (or may cause a Service Provider to provide) additional Related Data Center Services to Customer at prices upon which Licensor and Customer agree, as reflected in a written Change Order.

2.2

Customer’s Responsibilities.

(a) Responsibilities. Customer shall be responsible for procuring all items and performing all tasks, responsibilities and services not expressly delegated to Licensor in this Agreement.  Without limiting the generality of the foregoing, it is the Customer’s responsibility to (i) install, rack, stack and otherwise deploy the Customer Equipment into the Customer Area in a manner consistent with this Agreement, (ii) label all Customer Equipment, cables and other elements within the Customer Area in a clear and easily identifiable manner, (iii) obtain, document and pay for any rights which may be needed to provision the Related Data Center Services (and/or related equipment) at premises, licensed, occupied or otherwise used by Customer, including without limitation, all rights of entry, roof rights, cable access rights, riser rights, and other building access rights and (iv) timely provide the following documents for Licensor’s review and approval prior to the installation of Customer’s Equipment: (a) Network Diagram (if requested by Licensor); (b) IP Address/Space Justification; (c) Equipment List; (d) Escalation Procedures, (e) Billing and Key Contacts List; (f) Access List and (g) such other documents as Licensor may reasonably request.  Customer shall keep the Customer Area in a neat and sanitary condition and will not commit any nuisance or waste in, on or about the Customer Area or the Data Center.  In the event Customer has any items shipped to the Data Center and Licensor determines to accept any such shipment, Licensor assumes no liability for, or obligation to, review, inspect or otherwise be responsible for such shipment.

(b) Repairs; Maintenance.  Except as specifically provided in this Agreement, Customer assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Customer Area. Customer, at Customer’s sole cost and expense, shall keep and maintain the Customer Area in good order, condition and repair, reasonable wear and tear excepted.  Customer’s repairs shall be at least equal in quality and workmanship to the original work and Customer shall make the repairs in accordance with all Laws.  Customer waives the benefit of any Law permitting Customer to make repairs at Licensor’s expense.  In the event Customer desires to utilize janitorial service in its Customer Area, Customer shall use a Licensor approved vendor and Customer shall enter into an agreement directly with such vendor.

(c) Nature of Performance; Licensor’s Rights.  Customer shall perform all of its responsibilities in compliance with, and subject to, the terms and conditions of this Agreement, including, without limitation, the Rules and Regulations and Section 10 as applicable. Notwithstanding anything to the contrary in this Agreement, Licensor shall have the sole right and responsibility (to the extent provided in Section 2.4) for any selection  deployment, utilization,  repairs, maintenance or other work affecting the structure, roof, safety, efficiency, security, equipment or systems of the Data Center including, without limitation, the elements set forth on Attachment D (the “Service Infrastructure”). Accordingly, in performing its responsibilities under this Agreement, Customer shall not take any action that would affect the Service Infrastructure without Licensor’s advance written consent, which may be withheld in Licensor’s sole discretion.  If Customer fails to timely perform any of its responsibilities hereunder, in addition to any other rights or remedies available to Licensor under this Agreement and under Law, Licensor shall have the right but not the obligation to perform such responsibilities on Customer’s behalf and recover from Customer, upon demand, all amounts expended by Licensor in such performance, plus fifteen percent (15%) of all such amounts for handling, supervision and overhead expenses (the “Expenses”.

2.3

Remote Assistance Services.

(a)   Remote Assistance.  Customer may, from time to time, request performance of certain services with respect to the Customer Equipment located in the Customer Area that are performed with “eyes,” “ears” and “fingers,” but without the involvement of any installation of new equipment or any troubleshooting, diagnostics, systems access or login, testing or heavy physical labor (collectively, “Remote Assistance Services”).  Examples of Remote Assistance Services include the following:

(i)  pushing buttons, and/or keypads;

(ii)   physical switching of a toggle switch;

(iii)  setting switches on a card mounted dip switch;

(iv)  power cycling equipment (turning power on and/or off);

(v)  remote visual observations and/or verbal reports to Customer on its specific colocation cabinet(s) for environment status, display lights, or terminal display information; and

(vi)  re-seating or replacement of existing or Customer provided hardware elements (e.g., circuit cards and drives).

(b)    Instructions.  Customer is required to provide clear, specific and detailed instructions with respect to the Remote Assistance Services requested.  Neither Licensor nor the applicable Service Provider, or any of their respective personnel are required to act on directions that they reasonably believe are unclear or incomplete.  The personnel of Licensor or of the applicable Service Provider are not expected or required to make judgments or exercise discretion with respect to requested Remote Assistance Services, nor to make recommendations as to courses of action to follow.  If personnel of Licensor or of the applicable Service Provider either do not understand an instruction, or believe it to be incorrect or inadvisable, such personnel may elect in their sole discretion not to proceed with such task until their concerns have been resolved; provided that such personnel explain such concerns to Customer.  In addition to the limitations on liability set forth in the Agreement, neither Licensor nor the applicable Service Provider, nor any of their respective personnel or agents will have any liability for, and Customer hereby releases all of them from, any damages arising out of their actions in response to or failure to act on any Customer request for Remote Assistance Services unless such damages are the direct result of such parties’ gross negligence or intentional misconduct.

(c)   Request Procedure.  Each Customer request for Remote Assistance Services will require a separate initiation by Customer to the Licensor or to the applicable Service Provider, initially by telephone, followed by a physically or electronically signed request via fax, e-mail or other written method.  If such request is received during regular business hours, Licensor or the applicable Service Provider, will use reasonable efforts to respond to Customer’s request for Remote Assistance Services within one hour of receipt of the request.  If any such request is received outside of regular business hours for Licensor or the applicable Service Provider, as the case may be, Licensor or the applicable Service Provider, as the case may be, will use reasonable efforts to respond to Customer’s request for Remote Assistance Services within three (3) hours of receipt of the request.  Customer’s requests shall be sent to support@syptec.com , or to such other address as may designated by Licensor or the applicable Service Provider by notice to Customer.  The personnel of Licensor or of the applicable Service Provider, will call Customer to provide an explanation of the work performed once any requested Remote Assistance Services have been performed. Notwithstanding the foregoing, the parties acknowledge and agree that Licensor or the applicable Service Provider shall have the right to respond to requests for Remote Assistance Services in the manner and within the timeframe that Licensor or the applicable Service Provider deems reasonable and appropriate, in its sole but professional discretion. Additionally, the parties acknowledge and agree that the Remote Assistance Services provided by Licensor or the applicable Service Provider, are intended to be incidental to the Related Data Center Services and shall not unreasonably interfere with Licensor’s business operations.  Although Remote Assistance Services are generally provided at no additional charge, in the event that Customer’s requests for Remote Assistance Service s exceed that which is customary in the industry, as determined in the sole but reasonable discretion of Licensor or the applicable Service Provider, the parties shall negotiate in good faith to limit such requests and determine a mechanism for compensating Licensor for any additional requests made by Customer for Remote Assistance Services.

2.4  Maintenance of Data Center.  Licensor will use its commercially reasonable efforts to cause the Data Center to be maintained in efficient working order and in accordance with its written maintenance standards, and may access the Customer Area at any time as it deems necessary or appropriate to address maintenance, repair, inspection, operational or safety matters. Licensor will have sole responsibility for negotiating, executing and administering the contracts related to the operation, maintenance and repair of the Data Center.  Should any condition exist that may impair the integrity of the Data Center, Licensor will initiate and co-ordinate planned maintenance, which may include disconnection of all or any part of the Data Center.  Licensor will, to the extent reasonably practicable, give Customer seven (7) business days notice in writing (or such shorter period as may be reasonably necessary), prior to initiating a planned maintenance operation, of the timing and scope of such planned maintenance operation. Licensor will use all reasonable efforts to conduct planned maintenance outages, if any, of the Data Center during the hours of 01:00 a.m. and 06:00 a.m. local time.

2.5    Conditioned Power.  Licensor shall deliver to Customer, subject at all times to availability, the amount of Conditioned Power set forth in Attachment A of this Agreement.  Customer acknowledges that it has no right to Conditioned Power in excess of the amount set forth in Attachment A unless and until the parties in their sole discretion execute a Change Order so providing.  Customer shall (a) comply with the applicable electrical code, and (b) utilize the manufacturer’s specifications to determine the proper power allocation for each item of equipment it deploys in the Data Center.  Licensor’s standard twenty (20) amp 120v power strip is fused at fifteen (15) amps for safety and other purposes.  Customer may replace such standard power strips only with UL listed equipment which is approved in advance by Licensor, such approval not to be unreasonably withheld. Licensor reserves the right to decline to provide Conditioned Power to the Customer Area in any manner which Licensor, in its reasonable discretion, deems to be unsafe, unreasonable, illegal or otherwise inconsistent with the electrical design of the Data Center.

2.6  Cross-Connection.  Customer, at its cost and expense, may request that Licensor or the applicable Service Provider, complete cross connection(s) to or from third-party carriers within the Data Center (or which serve the Data Center), provided that Customer (a) provides to Licensor and the applicable Service Provider (i) a completed Cross Connect Request Form (available from the Licensor’s operations center) at least thirty (30) days in advance of installation of any Cross-Connection(s), (ii) a description of the type of cable and size of Cross-Connection(s), (iii) the destination within the Customer Area of such Cross-Connection(s), (iv) the carrier providing such Cross-Connection(s) and (v) the applicable tracking or order number; and (b) agrees to pay Licensor or the applicable Service Provider, the fee for such Cross-Connection(s) as set forth on the Cross Connect Request Form.  All points of interconnection, conduit and/or cable routes and other details shall be determined by Licensor in its sole discretion and shall belong to Licensor during and after the Term hereof.  The responsibilities of Licensor or the applicable Service Provider, shall be to run and terminate a physical cable and test the cable to confirm continuity of the physical layer thereof.  Customer shall be responsible for the circuit underlying such cross-connection, including the initial turn-up, integration, logical function and use thereof.  Customer expressly recognizes that other than completing the Cross-

Connection, neither Licensor nor the applicable Service Provider, has any responsibility whatsoever for the nature, performance, quality, integration, protocol, timeliness, utility or other features of circuit(s) provided by a third-party carrier or provider, which shall be governed solely by Customer’s agreement(s) with such carrier or provider.

2.7  IP Bandwidth.  If IP Bandwidth services are to be provided by Licensor or a Service Provider hereunder to Customer, the following terms and conditions shall apply:

(a)   As used herein, IP Bandwidth means the internet protocol bandwidth provided by Licensor or a Service Provider, which features multi-homed connectivity from two or more connections, unless otherwise specified.

(b)   In utilizing the IP Bandwidth, Customer agrees to follow all of Licensor’s Rules and Regulations and Licensor’s Acceptable Use Policy (as then in effect).  The Acceptable Use Policy is available from the Licensor operations center and is posted at a link shown available at www.syptec.com or at such other address as may designated by Licensor, or by request to aup@syptec.com In addition, Customer agrees that Customer shall be responsible for the consumption of IP Bandwidth by Customer or Licensor or the applicable Service Provider which is attributable to Customer, or its IP space, including any consumption which occurs as a result of any denial of service attack, virus, Customer system or proxy compromise or otherwise.  Customer shall secure its network and related elements at all times from attack, open proxy hijack and/or other abuse.  Licensor (or the applicable Service Provider) uses an industry standard 95th percentile analysis to measure usage for IP Bandwidth service which allows Customer to burst beyond a given committed rate.  Upon request, Licensor or the applicable Service Provider shall provide Customer with the data utilized by Licensor to conduct the 95th percentile analysis.

(c) Customer acknowledges and agrees that neither Licensor nor the applicable Service Provider exercises any control, of any kind whatsoever, over the content of the information passing through the Internet and Licensor (for itself and on behalf of any applicable Service Provider), disclaims any and all responsibility and liability as relates to the content of the information passing through the Internet.

(d)  Customer acknowledges and agrees as follows:  (i) determination of IP address allocation size shall be at the sole discretion of Licensor and in accordance with the American Registry for Internet Numbers (“ARIN”) policies and guidelines, including, but not limited to, Request for Comments (RFC) 2050; and (ii) the IP addresses provided to Customer hereunder shall remain the sole property of Licensor.  Licensor hereby grants Customer a nontransferable and non-assignable license to use the IP addresses provided by Licensor during the Term.  Licensor shall have the right, from time to time, to require Customer to change its IP addresses.

(e) In the event of any termination of this Agreement, Customer, upon written notice to Licensor or the applicable Service Provider, and in connection with bona fide transition efforts, shall be entitled to retain control over the route of all IP addresses used by Customer during the preceding sixty (60) days for thirty (30) days following the expiration or termination of this Agreement, provided that the Customer has complied with all of Licensor’s Rules and Regulations and Licensor’s Acceptable Use Policy and agrees to continue to do so during the thirty (30) day transition period and is otherwise in compliance with this Agreement.

(f)  Customer may resell IP Bandwidth services provided that (i) Customer shall have obtained all requisite approvals or authorizations as may be required by any applicable governmental entity or regulator or Law, (ii) the obligations of Licensor or the applicable Service Provider hereunder shall be solely to Customer and not to any third party (iii) neither Licensor nor any applicable Service Provider shall have any obligation hereunder to support, supervise or otherwise assist parties other than Customer, and (iv) Customer shall be solely responsible for the actions, omissions and other conduct of any party to which it resells the IP Bandwidth services, including, without limitation, compliance with this Agreement.

2.8  Colocation.  With the prior written consent of Licensor, not to be unreasonably withheld, Customer may physically colocate the equipment of a third-party (each, a “Colo User”) at the Customer Area and utilize the

Customer Area for the benefit of these Colo Users provided that Customer (a) registers in advance with Licensor the name, contact information and specific services utilized by each Colo User, (b) ensures the compliance by each Colo User with this Agreement (including without limitation the Terms and Conditions and the Rules and Regulations), (c) remains responsible and liable for the acts, omissions and other conduct of each Colo User, and (d) does not solicit for any services which compete with Licensor’s business of licensing space and providing Related Data Center Services (including without limitation colocation services) from any customer of Licensor or prospect which Customer learns about as a result of its business dealings with Licensor or access to the Data Center.  Customer shall not provide any Related Data Center Services to a Colo User which has been terminated or refused service directly by Licensor.  In consideration for the foregoing, upon expiration or termination of this Agreement for any reason (including failure by Customer to timely pay amounts due hereunder) or upon the request of any Colo User or other client of Customer, Licensor retains the right (but not obligation) to contract directly with that party for the provision of any Related Data Center Services.  Customer specifically consents to the use by Licensor of the Colo User information which Customer registers with Licensor for this purpose.  Under no circumstances shall Licensor be obligated to discontinue services to a Colo User which desires the continuation of such services.

2.9  ADA.  Customer, as to the Customer Area and Customer’s business therein, and Licensor, as to the common areas, shall comply with any applicable provisions of the Americans with Disabilities Act and any similar state or local Laws. Notwithstanding the previous sentence, if Customer’s use of the Customer Area or Customer’s alterations to the Customer Area affects compliance with such Laws in the common areas, Customer shall be responsible for any costs or other liabilities associated with such compliance.

2.10  Hazardous Materials.  Customer shall not transport, use, store, maintain, generate, manufacture, handle, dispose of, release, discharge, spill or leak any Hazardous Material upon or about the Customer Area or the Data Center or permit Customer's employees, agents, contractors, and other occupants of the Customer Area to engage in such activities upon or about the Data Center.  Customer shall immediately notify Licensor of any communication from or action by any regulatory authority or other third party with respect to any Hazardous Material in connection with the Customer Area or Data Center.  Customer shall immediately and in compliance with applicable Laws clean up and remove the Hazardous Material from the Data Center and any other affected property at Customer's sole expense (without limiting Licensor's other remedies), subject to Licensor's prior written approval.  Anything in the foregoing to the contrary notwithstanding, Licensor may in its sole discretion elect to perform any cleanup and removal work, and all such expenses incurred in connection therewith (plus a charge of fifteen percent (15%) for handling, supervision and overhead expenses) are payable by Customer upon demand.  Without limiting Customer’s other indemnification obligations hereunder, Customer releases and will indemnify and hold harmless the Licensor Indemnified Parties (as defined in Section 6.1) from and against any and all costs, liabilities, judgments, actions, losses and expenses (including, but not limited to, reasonable attorneys' fees and fees of experts) arising out of the transportation, use, storage, generation, manufacture, handling, disposal, release, discharge, spill or leak of any Hazardous Material upon or about the Customer Area or the Data Center by any Customer Party (as defined in Section 6.1) and any threatened or actual claim, suit, action, arbitration or proceeding made or brought against any Licensor Indemnified Party by any person, entity, governmental authority or other third party arising out of or relating thereto.

3.    FEES AND BILLING.

3.1  Fees.   Customer shall timely pay all License Fees,  costs and other charges due hereunder as provided in this Agreement, as such may be amended from time to time by the mutual written agreement of the parties.  Licensor reserves the right to pass along to Customer the actual, pro rata increase in the cost of electricity, which increase will be applicable immediately and will be billed on a pass through basis.   In addition, upon any Event of Default, as described in Section 8.2, any and all discounts provided in Attachment A shall be deemed waived and as used herein, the License Fees shall be the total amount of License Fees set forth in Attachment A without any discount.

3.2  Expenses.  Customer shall be solely responsible, and at Licensor’s request will reimburse Licensor, for all costs and expenses reasonably incurred by Licensor in connection with this Agreement or the provision of the Related Data Center Services hereunder plus a fee of fifteen percent (15%) for handling supervision and overhead (the “Expenses”), provided such Expenses were pre-approved by a Representative (such approval not to be unreasonably withheld, delayed or conditioned) or are otherwise authorized herein.  Customer acknowledges and agrees that (a) Expenses incurred in connection with installation or other work to be performed by, on behalf of, or under the direction of Licensor pursuant to Attachment A, Section 10 or as otherwise authorized by a Representative are pre-approved for purposes of this Section 3.2, (b) Licensor is authorized to use its sole judgment in performing or overseeing the performance of such work; and (c) Customer is responsible for timely payment of all invoices that are provided from Licensor, a Service Provider or other contractor in connection with such work, which Invoices shall be conclusive regarding amounts due from Customer.

3.3  Billing and Payment Terms.  Unless otherwise expressly provided in Attachment A, (a) the License Fees set forth in Attachment A are due and payable in advance on the first day of each month of the Term and (ii) any other charges(including, without limitation, Expenses) are due and payable within thirty (30) days from the date of Licensor’s Invoice therefore.  All payments to Licensor by or on behalf of Customer must be made in U.S. dollars by check delivered to Licensor’s designated address for payment, by approved credit card or via automated clearinghouse (ACH) (or other funds transfer method designated by Licensor) pursuant to instructions provided by Licensor from time to time.  In the event of a disputed invoice (i.e., Including but not limited to an invoice that contains a mathematical error, an unauthorized charge or reasonably requires additional evidence of its validity), Customer agrees to (i) notify Licensor in writing of such disputed amount within thirty (30) days of Customer’s receipt of the subject invoice, (ii) pay all undisputed amounts in a timely fashion, (iii) make authorized personnel of Customer available to resolve the dispute and (iv) pay all disputed amounts that Customer is required to pay pursuant to a proper court order or award from any mutually submitted arbitration within ten (10) days from the date of such agreement or determination, with interest measured from the original due date at the lesser of eighteen percent (18%) per annum or the highest rate allowed by law.  All amounts not timely and appropriately disputed shall be deemed final and not subject to further dispute.  Charges for partial months shall be prorated as reasonably determined by Licensor.  Any annual escalation in License Fees and/or other charges shall be effective upon each anniversary of the Effective Date. Any partial month at the start of the Term shall be invoiced on a prorated basis.

3.4  Delinquent Payments; Financial Condition.  If Customer becomes delinquent in its payment obligations or other credit or financial requirements established by Licensor, or, if in the reasonable judgment of Licensor, Customer’s credit becomes impaired, Licensor may, upon written notice to Customer, modify Customer’s payment terms to require full payment before the provision of Related Data Center Services (or may use other means of securing Customer's payment obligations hereunder, including the establishment of, or increase to, the Security Deposit set forth in Section 3.5 below).  Customer agrees to provide Licensor with such financial information as is reasonably necessary for Licensor to undertake such credit review analysis within five (5) business days after Licensor’s request. Failure by Customer to timely respond to Licensor’s request for evidence of credit worthiness shall allow Licensor to modify the payment terms to require full payment before the provision of Related Data Center Services, immediately upon notice.

3.5  Security Deposit.  If Customer places a Security Deposit with Licensor pursuant to this Agreement, then the Security Deposit shall (a) be retained by Licensor for the benefit of Customer in its general account (i.e., not in a segregated account), (b) not bear interest for the account of Customer, (c) be available to Licensor to draw upon should any obligation of Customer to Licensor become past due, (d) be promptly replaced by Customer in the event of such a draw event (but in no event later than ten (10) days after such draw event) and (e) shall be refunded by Licensor no later than sixty (60) days following termination of this Agreement, assuming that Customer has satisfied all payment and other obligations under this Agreement.  The use or application of the Security Deposit or any portion thereof shall not prevent Licensor from exercising any other right or remedy provided hereunder or under any Law and shall not be construed as liquidated damages.

3.6  Taxes. All payments required by this Agreement are exclusive of all federal, state, municipal or other governmental excise, sales, privilege, transaction, value-added, use, personal property, and occupational taxes, excises, withholding taxes and obligations and other levies now in force or enacted in the future (including, without limitation, rental or other taxes assessed against the License Fees payable to Licensor hereunder), all of which Customer will solely be responsible for and will pay in full, except for taxes based on Licensor’s net income.  In the event Licensor is required to pay any such taxes, Licensor shall provide Customer with tax receipts or other evidence of payment and Customer shall promptly reimburse Licensor for such payment.

3.7  Collection Costs.  In the event that Licensor institutes collection activities and/or litigation to collect sums owed by Customer, Licensor shall be entitled to its reasonable attorneys’ fees’ and costs incurred by Licensor in connection with the collection activities and/or litigation.

4 .   REPRESENTATIONS AND WARRANTIES; COVENANTS.

4.1  By Customer

(a)  Compliance with Law and Rules and Regulations. Customer covenants, represents and warrants that in connection with the exercise of its rights and performance of its obligations under this Agreement, including without limitation, its performance in connection with Customer’s Business and all Customer Equipment and Customer Materials, Customer shall at all times comply with the terms and conditions of this Agreement, the Rules and Regulations (including, as applicable, Licensor’s Acceptable Use Policy as in effect from time to time) and Law, as well as all recorded covenants, conditions or restrictions affecting the Data Center and without disturbing or interfering with any other tenant or occupant of the Data Center.

(b)  Customer Equipment and Customer Materials.  Without limiting the generality of Section 4.1(a) above, Customer further covenants, represents and warrants that as of the date of this Agreement, it owns or has the legal right and authority, and will continue to own or maintain the legal right and authority during the Term, to place and use the Customer Equipment as contemplated by this Agreement, and to use, modify, transmit and distribute the Customer Materials without infringing, misappropriating or otherwise violating any intellectual property rights of any third party or any Law. Customer further represents and warrants that its placement, arrangement and use of the Customer Equipment in the Customer Area complies with the Customer Equipment and Customer Materials manufacturers' environmental and other specifications.

(c)  Customer's Business; Collection of Information. Without limiting the generality of Section 4.1(a) above, Customer further covenants, represents and warrants that it is familiar with Law applicable to Customer's Business and that Customer's Business does not as of the Effective Date, and will not during the Term, violate any Law.  If Customer is any form of corporation, partnership, limited partnership, limited liability company or association or other organization, Customer and all persons signing for Customer below hereby represent that this Agreement has been fully authorized and no further approvals are required, and Customer is duly organized, in good standing and legally qualified to do business in the Customer Area (and has all required certificates, licenses, permits and other such items).  Customer represents and warrants that  Licensor may collect and use biometric and other personal information from Customer Parties in connection with providing such people’s access to the Data Center pursuant to this Agreement and Customer shall waive any claim related to any such use.

(d)  Customer’s Inquiry.  Customer represents and warrants that (i) this Agreement has resulted solely from inquiries directed to Licensor that were solely and exclusively initiated by or on behalf of Customer in connection with identifying data center space in the ordinary course of Customer’s business; and (ii) Customer was not at any point solicited by Licensor or any person acting on behalf of Licensor, directly or indirectly, in connection with the negotiation or entering into of this Agreement.

4.2    By Licensor; Disclaimer of Warranties.

(a)  Customer Area; Related Data Center Services.  Licensor represents and warrants that as of the Effective Date it will have the legal right and authority, and will continue to maintain the legal right and authority during the Term, to grant to Customer a license for the use by Customer of the Customer Area for the purposes described hereunder and provide the Related Data Center Services to Customer as contemplated by this Agreement.  Licensor shall comply with Law in its provision of the Related Data Center Services.

(b)  Service Level Agreement. Licensor will provide the Related Data Center Services in accordance with the applicable service levels set forth in Attachment D attached hereto (the “SLA”).   IN THE EVENT OF A BREACH OF THE SLA, CUSTOMER'S SOLE AND EXCLUSIVE REMEDY, AND LICENSOR’S SOLE AND EXCLUSIVE LIABILITY, SHALL BE FOR LICENSOR TO PROVIDE CUSTOMER THE APPLICABLE SERVICE LEVEL CREDIT(S) SET FORTH IN ATTACHMENT D.

(c)  DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SUBSECTIONS 4.2(a) AND (b) ABOVE, ALL SERVICES PERFORMED AND SPACE MADE AVAILABLE BY LICENSOR TO CUSTOMER HEREUNDER ARE PERFORMED, PROVIDED AND MADE AVAILABLE ON AN "AS IS" BASIS WITH NO WARRANTIES OF ANY KIND, AND CUSTOMER'S USE THEREOF IS AT CUSTOMER’S SOLE AND EXCLUSIVE RISK.  LICENSOR DOES NOT MAKE, AND HEREBY EXPRESSLY DISC LAIMS, ANY AND ALL OTHER EXPRESS AND/OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSOR DOES NOT WARRANT THAT THE DATA CENTER SERVICES PROVIDED HEREUNDER WILL BE UNINTERRUPTED, ERROR-FREE OR COMPLETELY SECURE.

4.3  Brokers.  Except to the extent (if any) that a broker (the “Broker”) and party responsible for payment of the Broker’s compensation are set forth in Attachment A, both Licensor and Customer represent that they have dealt with no broker in connection with the negotiation, execution and delivery of this Agreement.  If any person other than the Broker shall assert a claim to a finder’s fee, brokerage commission or other compensation on account of alleged employment as finder or broker or performance of services as a finder or broker in connection with this transaction, the party through whom the finder or broker is claiming shall indemnify and hold the other party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought thereon, including but not limited to attorneys' fees and court costs in defending such claim

5.    LIMITATIONS OF LIABILITY.

5.1   Disclaimer of Liability.

(a)  IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY DAMAGE TO, OR LOSS OF, ANY CUSTOMER EQUIPMENT EXCEPT AS A RESULT OF LICENSOR’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT, AND THEN ONLY IN AN AMOUNT EQUAL TO THE THEN CURRENT VALUE OF SUCH CUSTOMER EQUIPMENT

(b)  IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY INCIDENTAL, PUNITIVE, INDIRECT, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING WITHOUT LIMITATION, LOST CUSTOMER MATERIALS, LOST

PROFITS, LOSS OF BUSINESS, LOSS OF REVENUES, LOSS OF DATA OR INTERRUPTION OR CORRUPTION OF DATA, EVEN IF LICENSOR WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.2   Limitation of Liability. IN CONSIDERATION OF THE BENEFITS ACCRUING TO CUSTOMER UNDER THIS AGREEMENT AND NOTWITHSTANDING ANYTHING TO THE CONTR ARY IN THIS AGREEMENT, IT IS EXPRESSLY UNDERSTOOD AND AGREED BY AND BETWEEN THE PARTIES TO THIS AGREEMENT THAT:  (a) NO PERSONAL LIABILITY OR PERSONAL RESPONSIBILITY OF ANY SORT WITH RESPECT TO ANY ACTUAL OR ALLEGED BREACH OR BREACHES BY OR ON THE PART OF LICENSOR OF ANY REPRESENTATION, WARRANTY, COVENANT, UNDERTAKING OR AGREEMENT CONTAINED I N THIS AGREEMENT OR ANY MATTER RELATING TO CUSTOMER’S USE OR OCCUPANCY OF THE CUSTOMER AREA OR LICENSOR’S ACTIONS OR OMISSIONS IN CONNECTION THEREWITH (COLLECTIVELY, THE “LICENSOR UNDERTAKINGS”) OR ANY ALLEGED BREACH THEREOF IS ASSUMED BY, OR SHALL AT ANY TIME BE ASSERTED OR ENFORCEABLE AGAINST, ANY MEM BER OF THE LICENSOR GROUP OTHER THAN LICENSOR; (b) SERVICE LEVEL CREDITS TO THE EXTENT PROVIDED IN THE SLA SHALL BE THE SOLE AND EXCLUSIVE RECOURSE OF CUSTOMER OR ITS SUCCESSORS OR ASSIGNS FOR INTERRUPTIONS, SUSPENSIONS, FAILURES, DEFECTS, IMPAIRMENTS OR INADEQUACIES WITH RESPECT TO THE RELATED DATA CENTER SERVICES FOR WHICH SERVICE LEVEL CREDITS ARE AVAILABLE PURSUANT TO THE SLA; (c) THE RECOURSE OF CUSTOMER OR ITS SUCCESSORS OR ASSIGNS WITH RESPECT TO ALL LICENSOR UNDERTAKINGS SHALL BE LIMITED TO, AND THE LICENSOR GROUP’S MAXIMUM LIABILITY IN THE AGGREGATE FOR THE ENTIRE TERM (AND REGARDLESS OF WHETHER THE CLAIMS ARE BROUGHT DURING OR AFTER THE TERM) WITH RESPECT TO ALL CLAIMS ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ATTORNEYS FEES) SHALL NOT EXCEED, THE TOTAL AMOUNT ACTUALLY PAID BY CUSTOMER TO LICENSOR AS LICENSE FEES DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE MONTH IN WHICH THE FIRST CLAIM AROSE (OR THE TOTAL AMOUNT ACTUALLY PAID BY CUSTOMER TO LICENSOR AS LICENSE FEES IF SUCH PAYMENTS HAVE BEEN MADE FOR LESS THAN TWELVE (12) MONTHS WHEN THE FIRST CLAIM AROSE); AND (d) CUSTOMER SHALL HAVE NO RECOURSE AGAINST ANY ASSETS OF ANY PERSON OTHER THAN LICENSOR’S INTEREST IN THE DATA CENTER.  WITHOUT LIMITING THE FOREGOING, AND EXCEPT TO THE EXTENT PROVIDED IN SUBPART (b) OF THE PRECEDING SENTENCE, LICENSOR WILL HAVE NO LIABILITY WHATSOEVER FOR ANY CLAIMS, LOSSES, ACTIONS, DAMAGES, SUITS, OR PROCEEDINGS RESULTING FROM ANY OF THE FOLLOWING OR FROM ANY EFFORTS OF LICENSOR TO ADDRESS OR MITIGATE ANY OF THE FOLLOWING: (i) SECURITY BREACHES, INCLUDING WITHOUT LIMITATION EAVESDROPPING, THIRD PARTY ACCESS TO CUSTOMER DATA OR TO ASSIGNED COMPUTERS, THIRD PARTY ACCESS TO OR MISUSE OF PASSWORDS PROVIDED TO LICENSOR, AND INTERCEPTION OF TRAFFIC SENT OR RECEIVED; (ii) RELEASE OR EXPOSURE, FOR ANY OTHER REASON, OF PERSONALLY IDENTIFIABLE INFORMATION OR OTHER PRIVATE DATA, INCLUDING DATA BELONGING TO CUSTOMER’S OWN CUSTOMERS AND OTHER USERS; (iii) DENIAL OF SERVICE ATTACKS, VIRUSES, WORMS, AND OTHER INTENTIONAL INTERFERENCE BY THIRD PARTIES; (iv) LOSS OF DATA OR LOSS OF ACCESS TO DATA; (v) ACTIONS OF THIRD PARTIES, INCLUDING WITHOUT LIMITATION AGENTS OR CONTRACTORS OF LICENSOR; (vi) ACTIONS OF LICENSOR EMPLOYEES OUTSIDE THE SCOPE OF THEIR EMPLOYMENT; OR (vii) MISTAKES, OMISSIONS, INTERRUPTIONS, DELETIONS OF FILES, ERRORS, DEFECTS, DELAYS IN OPERATION, OR OTHER FAILURES OF PERFORMANCE.

5.3    Waiver of Claims.  Each party hereby waives its rights to bring any claim against the other party arising in any way from or relating in any way to this Agreement more than one (1) year after such claim first arises.

5.4    Applicability.  THE LIMITATIONS SET FORTH IN THIS SECTION 5 WILL APPLY TO ANY AND ALL CLAIMS AND CAUSES  OF ACTION WHATSOEVER TO THE MAXIMUM EXTENT PERMITTED BY LAW, REGARDLESS OF WHETHER IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION LICENSOR’S NEGLIGENCE), STRICT LIABILITY OR OTHER

THEORY.

5.5    Basis of the Bargain; Failure of Essential Purpose .   Customer acknowledges that Licensor has set its prices and entered into this Agreement in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth herein, and that the same form an essential basis of the bargain between the parties. The parties agree that the limitations and exclusions of liability and disclaimers of warranties and damages specified in this Agreement will survive and apply even if found to have failed of their essential purpose.

6.    CUSTOMER INDEMNIFICATION.

6.1  Obligation to Indemnify.  Customer releases and will indemnify and hold Licensor, its affiliates, members, managers, shareholders, officers, directors, employees, agents, representatives and licensees (collectively, the “Licensor Indemnified Parties”) harmless from and against any and all costs, liabilities, judgments, actions, losses and expenses (including, but not limited to, reasonable attorneys' fees and fees of experts) arising out of any threatened or actual claim, suit, action, arbitration or proceeding made or brought against any Licensor Indemnified Party by any person, entity, governmental authority or other third party arising out of or relating to: (a)  the actual or alleged breach of this Agreement or applicable Law by any of the Customer Parties (as defined below); (b) the actual or alleged negligence or willful misconduct by any of the Customer Parties; or (c) Customer’s responsibilities under this Agreement, Customer Equipment, Customer Materials, Customer's Business, Customer’s Work, and/or the actions (or failure to act) of a Colo User or person to which Customer resells IP Bandwidth.  The foregoing indemnity shall be provided to the maximum extent permitted by law and includes, without limitation, claims of infringement of any trademark, copyright, patent, trade secrets or nonproprietary rights (including, without limitation, defamation, libel, violation of privacy or publicity), or any injury to or death of any person or damage to any property occurring upon the Customer Area, the Data Center or the land of which the Data Center is a part.  “Customer Parties” means Customer, its Representatives, Colo Users and persons to whom Customer resells IP Bandwidth; subtenants, assignees and any other occupant of the Customer Area; and any of their respective affiliates, members, managers, officers, directors, shareholders, agents, employees, invitees, transferees and contractors.  Customer is responsible and liable for all acts or omissions of the Customer Parties, and all such acts or omissions will be attributed to Customer for all purposes under this Agreement (to the same extent as if Customer had committed the act or omission).

6.2  Indemnification Procedures.  Licensor or a Licensor Indemnified Party will provide Customer with (a) reasonably prompt notice in writing of any claim or action subject to indemnification hereunder (provided that failure to provide such notice does not relieve Customer of its indemnification obligations hereunder), (b) information and reasonable assistance, at Customer’s expense, as necessary or appropriate to defend or settle such claim or action, and (c) full authority to defend or settle the claim or suit (provided that Customer shall not settle any proceeding in any matter which would impose any penalty or limitation on, or result in an admission of guilt or fault by or on the part of, any Licensor Indemnified Party without the written consent of such Licensor Indemnified Party).  A Licensor Indemnified Party shall have the right to employ separate counsel and participate in the defense of any claim or action, at its own expense.  If a Licensor Indemnified Party provides notice of an indemnification claim in accordance herewith and is not notified within ten (10) days that Customer intends to defend such claim, if Customer thereafter fails to vigorously defend such claim, or if a conflict of interest exists between Customer and a Licensor Indemnified Party, the affected Licensor Indemnified Party shall be entitled to defend, settle and/or compromise such claim and to be indemnified therefore as provided in Section 6.1.

7.   INSURANCE.

7.1  By Customer.  Customer represents that as of the Effective Date it has, and agrees that it shall maintain in force during the Term, at least the following insurance coverages:

(a)  Worker's Compensation Insurance with minimum limits required by law.

(b)  Employer’s Liability Insurance, including coverage for occupational injury, illness and disease, with minimum limits per employee and per event of one million dollars ($1,000,000).

(c)  Commercial General Liability Insurance, including Products Liability, Completed Operations, Premises Operations, Personal Injury, and Contractual and Broad Form Property Damage Liability coverages, on an occurrence basis, with a minimum per occurrence combined single limit of one million dollars ($1,000,000) and a minimum aggregate combined single limit of two million dollars ($2,000,000).

(d)  Comprehensive Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles used in Customer’s Business or on Licensor’s property for purposes related to Customer’s Business for bodily injury, property damage, uninsured motorist and underinsured motorist liability with a minimum combined single limit per accident of one million dollars ($1,000,000) or the minimum limit required by law, whichever limit is greater.

(e)  Commercial Crime Insurance, including blanket coverage for Employee Dishonesty and Computer Fraud, for loss or damage arising out of or in connection with any fraudulent or dishonest acts, including wrongful conversion of (i) property of any member of the Licensor Group, (ii) the property of any customers of such persons or (iii) the property and funds of others in Customer’s possession, care, custody or control, committed by Customer’s employees, agents or subcontractors, acting alone or in collusion with others, with a minimum limit per event of one million dollars ($1,000,000).  This coverage shall be endorsed to name Licensor and its affiliates as loss payees as their interests may appear.

(f)  Excess or Umbrella Liability Insurance with a minimum limit of two million dollars ($2,000,000) in excess of the insurance coverage described in Sections (b), (c), and (d) above.

(g)  Electronic Data Processing Insurance providing coverage for all risks of loss or damage to equipment, data, media and valuable papers that are in the possession, care, custody or control of Customer pursuant to this Agreement.  Such insurance shall include Extra Expense and Business Income coverage and have a minimum limit adequate to cover such risks on a replacement costs basis.

(h)  Property Insurance, including Extra Expense and Business Income coverage, for all risks of physical loss of or damage to the Customer Area, business personal property or other property that t is in the possession, care, custody or control of Customer.  Such insurance shall have a minimum limit adequate to cover risks on a replacement costs basis.

7.2  Insurance Provisions.

(a)  Customer shall cause its insurers to waive all rights of subrogation against the Licensor, and its officers, directors and employees and any insured-versus-insured exclusion regarding Licensor.

(b)  The amounts of insurance required above may be satisfied by Customer purchasing primary coverage in the amounts specified or by Customer buying a separate excess umbrella liability policy together with lower limit primary underlying coverage.  The structure of the coverage is at Customer's option, so long as the total amount of insurance meets the Licensor's requirements.

(c)  The insurance coverages under Sections 7.1(a) through 7.1(h) shall be primary, and all coverage shall be non-contributing with respect to any other insurance or self-insurance that may be maintained by Licensor.  The insurance coverage shall be written on an occurrence form basis.  If any other coverage is written on a claims-made basis, it shall have a retroactive date no earlier than the Effective Date and, notwithstanding the termination of this Agreement, either directly or through ‘tail’ coverage shall be maintained for a period of at least two (2) years following completion of the Term, or it shall allow for reporting of claims until the later of two (2) years after the Term or the period of the applicable limitations of actions has expired.

(d)  Customer shall cause its insurers to name the members of the Licensor Group as additional insureds on the insurance coverages under Sections 7.1 (b), (c), (d) and (f).

(e)  Customer shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force.  Customer shall require its insurers to provide Licensor not less than thirty (30) days' written notice prior to any adverse modification, cancellation, or non-renewal of the policies.  The insurers selected by Customer shall be of good standing and authorized to conduct business in the jurisdiction in which the Data Center is located.  When the policy is issued each such insurer shall have at least an A.M. Best rating of A X and replacement coverage shall be sought if the insurer's rating goes below A-VIII.

(f)  Customer shall assure that all subcontractors or other third parties providing construction or related services in the Customer Area maintain insurance coverages as specified in this Article 7 naming Customer as an additional insured or loss payee where relevant.

(g)  In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Article 7, Customer shall be solely responsible to take such action.  Customer shall provide Licensor with contemporaneous notice and with such other information as Licensor may request regarding the event.

(h)  Evidence of property insurance will be required on ACORD form 27 or equivalent.  Evidence of general liability, worker’s compensation, auto and umbrella coverages will be presented on ACORD form 25.  Customer shall provide renewal certificates within 15 days of the policy renewals.  Failure by Customer to timely provide Licensor with such certificates shall entitle Licensor to prohibit Customer’s access to the Customer Area until such certificates have been furnished to Licensor.

(i) Customer’s obligation to maintain insurance coverage shall be in addition to, and not in substitution for, Customer’s other obligations hereunder and Customer’s liability to Licensor for any breach of an obligation under this Agreement which is subject to insurance hereunder shall not be limited to the amount of coverage required hereunder.

7.3  Risk of Loss.  Customer, as a material part of the consideration to Licensor, hereby assumes all risk of damage to property or injury to persons, in, upon, or about the Customer Area from any cause or peril sustained by Customer or any party claiming by or through Customer (including, without limitation, damage or injury of any kind related to or arising in connection with Customer’s Work), and Customer hereby waives all claims in respect thereof against Licensor, unless caused by gross negligence or willful action of Licensor, its agents or employees.  Customer shall give immediate notice to Licensor of any fire, accident or defect discovered with the Customer Area or the Data Center. Customer acknowledges that it can protect itself against any or all of the foregoing risks by procuring appropriate insurance.

7.4   By Licensor. Licensor will keep in force and effect during the Term: (i) comprehensive general liability insurance in an amount not less than two million dollars ($2,000,000) per occurrence for bodily injury and property damage; and (ii) employer’s liability insurance in an amount required by Law.

8.    TERM AND TERMINATION.

8.1  Term.

(a)  This Agreement will be effective for the Initial Term. This Agreement will automatically renew after the Initial Term for additional terms of one (1) year each (each, a “Renewal Term”), unless either party provides the other party with written notice that it will not renew the Agreement no later than ninety (90) days' prior to the end of the Initial Term or Renewal Term (as applicable), provided that the License Fees and other charges and costs owed during any Renewal Term shall be subject to annually compounded increases of at least five percent (5%).of the License Notwithstanding anything herein to the contrary, Licensor may terminate this Agreement upon sixty (90) days prior written notice.

(b)  If delivery of possession of the Customer Area to Customer is delayed beyond the move in date specified on Attachment A (the “Move In Date”) because of a delay in the substantial completion of construction of the Customer Area, if any, by Licensor, then, except as provided herein, this Agreement shall remain in full force and effect, Licensor shall not be liable to Customer for any damage occasioned by the delay, and the Move In Date shall be changed to the date actual delivery of possession of the Customer Area to Customer is effected, with a corresponding abatement in License Fees unless the delay in the substantial completion of construction of the Customer Area by Licensor shall be due to special work, changes, alterations or additions required or made by Customer in the Customer Area, or shall be caused in whole or in part by Customer through the delay of  Customer in submitting plans, supplying information, approving plans, specifications or estimates, giving authorizations or otherwise, or otherwise shall be caused in whole or in part by delay or default on the part of Customer.  If Attachment A provides that delivery of the Customer Area shall be effected in more than one increment, the delivery dates and Customer’s obligation to pay License Fees and other applicable charges or expenses with respect to additional increments shall be as specified in Attachment A, with adjustment to any such event in the event of delay to be determined in the manner provided in the foregoing sentence.

8.2   Events of Default; Remedies.

(a)  The following are Events of Default:

(i)

Customer’s failure to pay License Fees or any other amount due under this Agreement as required pursuant to Section 3.3 or elsewhere herein.

(ii)

Customer’s failure to execute, acknowledge and return any document requested in accordance with Section 12.12(b) or Section 12.13 within ten (10) days after Licensor gives notice of such request.

(iii)

Customer’s failure to vacate the Customer Area immediately upon termination of this Agreement, by lapse of time or otherwise;

(iv)

Customer shall become insolvent, have at any time a negative tangible net worth, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof;

(v)

A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Customer a bankrupt, or appointing a receiver of Customer, or of the whole or any substantial part of its property, without the consent of Customer, or approving a petition filed against Customer seeking reorganization or arrangement of Customer under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within thirty (30) days from the date of entry thereof;

(vi)

Customer breaches any provision of this Agreement that in Licensor’s judgment materially interferes with Licensor’s operation or maintenance of the Data Center or with its other customers’ use thereof, and Customer fails to cure such breach within two (2) hours of being notified of the same;

(vii)

Customer breaches any provision of this Agreement that in Licensor’s judgment has the potential to materially interfere with Licensor’s operation or maintenance of the Data Center or with its other customers’ use thereof, and Customer fails to cure such breach within forty-eight (48) hours of being notified of the same; or

(viii)

Customer’s failure to perform any other obligation under this License within 7 calendar days after written notice of nonperformance.

(b) Remedies.  Upon the occurrence of an Event of Default, Licensor, at any time thereafter without further notice or demand, may exercise any one or more of the following remedies alternatively, concurrently or in succession:

(i)  Suspend the provision of some or all Related Data Center Services.

(ii) Terminate Customer’s right to access the Customer Area, with or without terminating this Agreement, and take exclusive possession of the Customer Area.

(iii) From time to time recover accrued and unpaid License Fees and other unpaid amounts and any other damages arising from Customer’s breach of the License, regardless of whether the License has been terminated, together with applicable late charges (at least $150.00) and interest at the rate of 18% per annum or the highest lawful rate, whichever is less.

(iv) Recover all reasonable attorneys’ fees and other expenses incurred by Licensor in connection with enforcing this License, recovering possession, and collecting amounts owed.

(v)  Perform any obligation which  Customer has failed to pay or do on Customer’s behalf or remove equipment installed in contravention of the terms of this License and recover from Customer, upon demand, the entire amount expended by Licensor plus 15% of such amounts for handling, supervision, and overhead.

(vi) Notwithstanding anything in this Agreement to the contrary, to the extent not expressly prohibited by applicable Law, upon any Event of Default by Customer not cured within any applicable time for cure hereunder, Licensor may terminate this Agreement or Customer’s right to access or use and accelerate and declare that License Fees reserved for the remainder of the Term shall be immediately due and payable.

(vii) Pursue any other remedies available at law or in equity.  Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by Law (all such remedies being cumulative), nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any License Fees or other amounts due to Licensor hereunder or of any damages accruing to Licensor by reason of the violation of any of the terms, provisions and covenants herein contained. Licensor’s acceptance of License Fees or other payments hereunder after the occurrence of an Event of Default shall not be construed as a waiver of such default, unless Licensor so notifies Customer in writing.  Licensor shall apply such payments to any costs and expenses incurred in connection with exercising its remedies in respect of the Event of Default, to any expenses of any nature otherwise due under this Agreement, to interest (if any) owed by Customer on past-due payments, and thereafter to replenish the Security Deposit or for payment of License Fees or other amounts for which Customer is then liable in such order as Licensor reasonably determines.  Forbearance by Licensor in enforcing one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default or of Licensor’s right to enforce any such remedies with respect to such default or any subsequent default.  Nothing in this Section limits or prejudices Licensor’s right to prove and obtain damages in an amount equal to the maximum amount allowed by Law, regardless whether such damages are greater than the amounts set forth in this Section.

(c) By Customer.  Customer may terminate this Agreement (i) in the event Licensor breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days of receiving written notice from Customer specifying the breach; or (ii) in the event Licensor becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors or the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors which is not dismissed within sixty (60) days of filing.  If Licensor shall fail to cure within the times permitted for cure herein, Licensor shall be subject to such remedies as may be available to Customer (subject to the other provisions of this License); provided, in recognition that Licensor must receive timely payments of all License Fees and other amounts due from Customer and operate the Data Center, Customer shall have no right of self-help to perform repairs or any other obligation of Licensor and shall have no right to withhold, set-off, or abate License Fees or other charges, and Customer hereby expressly waives the benefit of any Law to the contrary.

8.3  Effect of Termination.  Upon the effective date of any expiration or termination of this Agreement (and without limiting any of Licensor’s remedies set forth elsewhere herein), and provided Customer has paid to Licensor all sums required hereunder, Customer shall have the right and obligation to remove from the Data Center all Customer Equipment, Customer Materials and any of its other property within the Data Center.  Subject to satisfaction of such payment obligation, all such Customer Equipment, Customer Materials and other property shall be removed by Customer within ten (10) days of such expiration or termination and the Customer shall return the Customer Area to Licensor in the same condition as it was on the Move In Date (or, at Licensor’s option the date of completion of Customer’s Work), normal wear and tear excepted.  If for any reason (including failure to pay) Customer does not remove such property within such ten (10) day period of time, Licensor shall have the option, without limiting any other available rights or remedies, to move any and all such property to secure storage and restore the Customer Area and charge Customer for the cost of such removal, storage and restoration plus fifteen percent (15%) for handling, supervision and overhead expenses.  Customer hereby grants Licensor a security interest in the Customer Equipment, Customer Materials and all of its other property within the Data Center to secure Customer’s payment and performance of its obligations under this Agreement.  Customer acknowledges that such security interest is perfected by Licensor’s possession of such property, and further agrees to execute and deliver to Licensor financing statement(s) as deemed necessary or appropriate by Licensor.

8.4  Survival.   The rights and obligations of the parties in this Agreement that would by their nature or context be intended to survive the expiration or termination of this Agreement shall so survive, including but not limited to the following provisions of this Agreement: Sections 3, 4.2(b)-(c), 4.3, 5, 6, 8.2, 8.3, 8.4, 8.5, 9, 10 and 12 The Agreement will be valid as to any obligation incurred prior to termination of this Agreement.  Without limiting the foregoing, Customer will pay all accrued amounts owed to Licensor under this

Agreement, including any amounts that are not due until after the expiration or earlier termination of this Agreement.

9.    CONFIDENTIAL INFORMATION; NONSOLICITATION.

9.1  Confidential Information. Each party acknowledges that it will have access to certain confidential information and materials of the other party ("Confidential Information").  Confidential Information will include, but not be limited to, information regarding each party's business, plans, customers, technology, products, proprietary software, and customer information.  Licensor specifically designates as Confidential Information its prices, rates, quotations and other financial information relating to this Agreement; and its written security procedures, maintenance manuals and other operational documents and procedures.  Each party agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by this Agreement, nor disclose to any third party (except as required by Law or to that party's attorneys, accountants and other advisors as reasonably necessary), any of the other party's Confidential Information and will take reasonable precautions to protect the confidentiality of such information.  Within thirty (30) days after expiration or termination of this Agreement for any reason, each party will return all Confidential Information of the other party in its possession, custody or control at the time of expiration or termination and will not make or retain any copies of such Confidential Information except as required to comply with any applicable legal, accounting, or administrative record keeping requirement.

9.2  Exceptions.   Information will not be deemed Confidential Information hereunder if the receiving party can establish by reasonably competent evidence that such information: (a) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (b) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (c) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (d) is independently developed by the receiving party without any use of or reliance upon the Confidential Information of the disclosing party.

9.3  Nonsolicitation of Personnel.  Customer shall not solicit, offer work to, employ, or contract with, directly or indirectly, on its own behalf or on behalf of a third party, any of the personnel of Licensor or Licensor’s affiliates during the Term and for twelve (12) months thereafter.  For purposes of this paragraph, “personnel” includes any individual or company Licensor employs or has employed or retained as an employee or independent contractor and which Customer learns about as a result of its business dealings with Licensor or access to the Data Center.  Without limiting any other available remedy, Customer shall pay compensation to Licensor in the form of liquidated damages equal to the greater of six month’s compensation either offered to the personnel by Customer or paid or offered to the personnel by Licensor.

9.4  Remedies.  Notwithstanding anything to the contrary in this Agreement, in the event of any breach of this Section 9, the non-breaching party will be entitled to seek injunctive relief; provided that no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any other remedy permitted by this Agreement.

10.  ALTERAT IONS; NO LIENS

10.1  Customer’s Work

(a) Initial Work.  Subject to the terms and conditions he rein, Customer, at Customer’s sole cost and expense, may do such work in the Customer Area as is explicitly described and permitted on Attachment A, if any, as well as future alterations or other work in the Customer Area as may be permitted by Licensor in writing from time to time pursuant to this Section 10 (collectively, “Customer’s Work").

(b)  Early Access.  To the extent (if any) specified in Attachment A, Licensor shall permit Customer to enter the Customer Area prior to the Move In Date to perform Customer’s Work.  Such permission is conditioned upon and subject to the provisions of this Agreement (including, without limitation, insurance obligations) except Customer’s obligation to pay License Fees.  Customer acknowledges and agrees that the SLA is not applicable and the Customer Area may have limited or no functionality prior to the Move In Date.

10.2 Alterations and Approval.  Before commencement of any of Customer’s Work, Customer shall deliver to Licensor Customer’s designated contractors, plans and specifications showing Customer’s Work, for Licensor’s approval and consent.  All of Customer’s Work shall comply with the Rules and Regulations and other provisions of this Agreement, and shall be performed in conformity with Licensor’s standard construction processes as in effect from time to time.

10.3 Approval Conditions.  Licensor reserves the right to impose reasonable requirements as a condition of consent or otherwise in connection with Customer’s Work, In addition Licensor reserves the right to perform, at Customer’s sole cost and expense (plus fifteen percent (15%) for handling, supervision and overhead expenses) any portion of Customer’s Work that Licensor believes affects or may affect the Service Infrastructure.

10.4 Liens.  Customer shall pay all costs for Customer’s Work when due.  Customer shall keep the Data Center and the Customer Area free from any mechanic's, materialmen’s, architect's, engineer's or similar liens or encumbrances, and any claims therefore, in connection with any of Customer’s Work or otherwise. Customer shall remove any claim, lien, or encumbrance of record relating to, caused by or resulting from Customer’s Work, by bond or otherwise within fifteen (15) days after notice from Licensor.  If Customer fails to do so, Licensor may pay the amount (or any portion thereof) or take such other action as Licensor deems necessary to remove such claim, lien, or encumbrance, without being responsible for investigating the validity thereof.  The amount so paid and costs incurred by Licensor shall be payable within thirty (30) days after demand together with fifteen percent (15%) of such amounts for handling, supervision and overhead expenses, without limitation as to other remedies available to Licensor.

11.  SUBSTITUTION.

Licensor shall have the right at any time during the Term, upon sixty (60) days prior notice to Customer, to substitute other premises within the Data Center as the "Customer Area" under this Agreement.  The substituted premises shall contain at least the same square feet as, and shall otherwise be reasonably comparable to the originally licensed premises.  Such substitution shall be effected at Licensor’s cost (including reasonable moving expenses of Customer incidental to such substitution) and without any change in the License Fees as a result of such substitution.  Licensor shall use commercially reasonable efforts so that the move from the original Customer Area to the substituted premises shall be affected efficiently and without materially interrupting the Customer’s Business.  Customer waives all claims against Licensor for any other actual or potential damages in connection therewith including, but not limited to, any claim related to loss of business.

12.  GENERAL PROVISIONS.

12.1 Governing Law; Prevailing Party Fees; Waiver of Jury Trial.  This Agreement is to be construed in accordance with and governed by the Utah Law without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction other than the internal laws of the State of Utah to the rights and duties of the parties. The parties hereby irrevocably consent to the personal and exclusive jurisdiction and venue of the federal and state courts of Salt Lake county, Utah.  In any litigation related to this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable attorneys’ fees and costs from the other party.

12.2 Force Majeure. Except for the obligation to pay money, neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including acts of war or terrorism, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental acts, casualty or failure of the Internet, provided that the affected party: (a) gives the other party prompt notice of such cause, and (b) uses its best reasonable efforts to correct promptly such failure or delay in performance.

12.3 Ownership.  Customer and Licensor hereby mutually acknowledge and agree that Licensor, by this Agreement, grants Customer a license to use and occupy on an exclusive basis (for the purposes set forth herein) the Customer Area only and that this Agreement otherwise does not and shall not be deemed to grant, demise, transfer or otherwise convey to Customer any right, title, or interest whatsoever in or to any portion of the Data Center.  During the Term hereof and thereafter, Customer shall have rights as a licensee only of the Customer Area and shall not have any rights as a tenant or otherwise under any property law or landlord/tenant laws, regulations or ordinances.  Customer hereby acknowledges and agrees that Licensor shall own all items installed by Licensor in the Customer Area (including Customer’s Work), with the exception of the Customer Equipment and Customer’s movable furniture.

12.4  Inherently Dangerous Applications.  Customer acknowledges and agrees that the Related Data Center Services are not intended, nor provided by Licensor, for use in connection with, and Customer will not use them for, any nuclear, aviation, mass transit, life-support, telemedicine, or other inherently life-critical applications or services, the failure of which could result in death, personal injury, catastrophic damage or mass destruction.

12.5  Suspension; Reliance.  Licensor, in its reasonable discretion, may temporarily suspend, condition or restrict the right of one or more Customer, Colo User, Representative(s) or Customer’s invitees to visit the Data Center.  Under no circumstances shall Licensor be obligated to provide access to a Customer, Representative or other individual who, in the reasonable judgment of Licensor, represents a threat to the orderly operation of the Data Center or Licensor’s provision of Related Data Center Services to Customer or generally. Licensor shall be entitled to rely on a verbal or written instruction received or purported to be from or on behalf of any Representative without being required to investigate the validity or content thereof.

12.6  Use of Trade Names, etc.   Neither party may use the name, trade name, logo or trademark of the other party hereto without the prior written consent of an authorized representative of the other party in each instance.  Notwithstanding the foregoing, Licensor may disclose the name of Customer to any of its employees, vendors, contractors and service providers that have a reasonable need to know such information to assist Licensor in providing the Related Data Center Services and may also include the name of Customer in a list of customer references or other similar marketing materials.

12.7 Government Regulations.  Customer will not export, re-export, transfer, or make available, whether directly or indirectly, any regulated item, data or information to anyone outside the U.S. in connection with this Agreement without first complying with Law, including all export control laws and regulations which may be imposed by the U.S. Government and any country or organization of nations within whose jurisdiction Customer operates or does business.

12.8  Legal Process.  Licensor reserves the right to comply with any and all warrants, court orders, subpoenas, summons and other legal requirements.  With respect to the Customer Area and Customer Equipment, Customer authorizes Licensor to consent to any access, search, seizure or other governmental action which in the reasonable opinion of Licensor is valid.  Licensor shall use its commercially reasonable efforts to notify Customer of any such legal process within forty eight (48) hours of service, but failure to notify Customer shall not restrict Licensor’s rights under this Section 12.8 and shall not constitute a material breach hereunder.  Licensor reserves the right to restrict or terminate access by Customer or any Representative to the Data Center from and after the service of a search or seizure warrant and/or after receiving an order of a court or government agency.  If Licensor in its discretion determines that an emergency exists, Licensor shall be entitled to shut down all or part of the Data Center, including without limitation, the Customer Area, and (if applicable) to comply with an order of any City, County, State or Federal official.

12.9  Integration; Modifications; Severability; No Waiver.  This Agreement, together with the Attachments hereto, sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior agreements, promises, representations, understandings and negotiations between the parties with respect to said subject matter.  Any modifications, amendments, supplements to or waivers of this Agreement must be in writing and executed by authorized representatives of both parties.  In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be invalid, then to the greatest extent possible, the remaining provisions of this Agreement shall remain in full force and effect.  The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party as specifically stated in this Agreement.

12.10  Assignment.

(a)  By Customer.  Customer shall not assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of Licensor in Licensor’s sole and absolute discretion.  The term "assignment" includes the following, whether accomplished directly or indirectly:  (i) if Customer is a partnership or limited liability company, the withdrawal or change, voluntarily, involuntarily or by operation of law, of a majority of the partners or members, or a transfer of a majority of ownership interests, in the aggregate on a cumulative basis, or the dissolution of the partnership or limited liability company; and (ii) if Customer is a private corporation (i.e., whose stock is not publicly held and traded through an exchange or over the counter), the: (a) dissolution, merger, consolidation or other reorganization of Customer; (b) sale or other transfer of more than a cumulative aggregate of 50% of the voting shares of Customer (other than to immediate family members by reason of gift or death); or (c) sale, mortgage, hypothecation or pledge of more than a cumulative aggregate of 50% of Customer’s net assets.

(b)  By Licensor.  Customer acknowledges and agrees that Licensor may assign to one or more Service Providers its rights and obligations with respect to the provision of and/or otherwise contract with one or more Service Providers for the provision of the Related Data Center Services that are to be provided hereunder; provided, however, that Licensor shall provide notice to Customer of any such arrangement with any such Service Provider (and shall provide contact information for each such Service Provider).  Customer further acknowledges that Licensor has the right to transfer all or any portion of its interest in the Data Center (including, without limitation, pursuant to a license or sale of all or any portion of the property of which the Data Center is a part) or in this Agreement.  Customer agrees that in the event of any such transfer to a transferee that agrees to assume the obligations of Licensor hereunder to be performed after the date of such transfer, Licensor shall automatically be released from all liability under this Agreement not accrued as of the date of the transfer and Customer agrees to look solely to such transferee for the performance of Customer’s obligations here under after the date of transfer and to attorn to such transferee.

(c)  General.  Any attempted assignment or delegation in violation of this provision shall be null and void.  This Agreement will bind and inure to the benefit of each party's successors and permitted assigns.

12.11  Notices; Estoppels.

(a)  Notices.  Any notice or communication required or permitted to be given hereunder (i) shall be made in writing, (ii) may be delivered by hand, mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by recognized overnight courier maintaining proof of delivery (e.g., FedEx or UPS), (iii) shall be sent to the address of the receiving party indicated on the first page of this Agreement, or at such other address as may hereafter be furnished in writing by either party hereto to the other, and (iv) shall be deemed to have been given as of the date it is actually delivered, or upon which delivery is refused, whichever is earlier.

(b)  Estoppels.  At any time and from time to time, within ten (10) days after written notice from Licensor, Customer shall execute, acknowledge and deliver to Licensor a statement in writing (which may be relied upon by any prospective purchaser or mortgagee or other like encumbrancer) certifying all matters reasonably requested by Licensor or any current or prospective purchaser, holder of any security document, ground Licensor or master Licensor.  If Customer fails timely to execute and deliver such certificate as provided above, then Licensor and the addressee of such certificate shall be entitled to rely upon the information contained in the certificate submitted to Customer as true, correct and complete, and Customer shall be estopped from later denying, contradicting or taking any position inconsistent with the information contained in such certificate.  Customer hereby authorizes Licensor acting in good faith to execute any such documentation as Customer’s agent and attorney-in-fact (which shall not be in limitation of Landlord's other remedies).

12.12  Subordination; Attornment.  This License is and will be subject and subordinate at all times to any and all Security Documents which may now exist or hereafter be executed which constitute a lien upon or affect the Data Center or any portion thereof, or Licensor’s interest and estate in any of said items.  Notwithstanding the foregoing, Licensor reserves the right to subordinate any such Security Documents to this License.  To further assure the foregoing subordination or superiority, Customer shall, upon Licensor’s request, execute any instrument or instruments intended to subordinate this Agreement, or at the option of Licensor, to make it superior to any Security Document. Notwithstanding any such subordination, Customer’s right to occupy the Customer Area pursuant to this Agreement shall not be disturbed during the full Term as long as Customer is not in default under this Agreement and so long as Customer shall attorn upon written request as required herein.  In the event of any termination or transfer of Licensor’s estate or interest in the Data Center or the Customer Area by reason of any termination or foreclosure of any such Security Documents (and notwithstanding any subordination of such Security Document to this License that may or may not have occurred), at the election of Licensor’s successor in interest, Customer agrees to attorn to and become the lessee of such successor.  Customer covenants and agrees to execute and deliver, within ten (10) days of notice thereof, any additional documents evidencing the priority or subordination of this License and Customer’s agreement to attorn with respect to any such Security Document. If Customer fails to timely execute and deliver any document required pursuant to this Section, Customer shall be deemed to have agreed to the matters set forth therein.  Customer hereby authorizes Licensor acting in good faith to execute any such documentation as Customer’s agent and attorney-in-fact (which shall not be in limitation of Landlord's other remedies).

12.13 Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

12.14 Relationship of Parties.  Nothing contained in this Agreement shall be deemed to establish any relationship of partnership, joint venture, employment, franchise or other agency or relationship between Licensor and Customer other than that of Licensor and lessee.  Neither Licensor nor Customer have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent, except as otherwise expressly provided herein.

12.15  No Negative Construction.  Each party acknowledges and agrees that it has reviewed, and has had an opportunity to have reviewed by legal counsel, this Agreement (including all Attachments hereto), and it is the parties’ intent that this Agreement not be construed against either party as the drafting party.

12.16  Offer.  The submission and negotiation of this Agreement shall not be deemed an offer to enter the same by Licensor but shall rather be the solicitation of such an offer from Customer.  Customer agrees that its execution of this License constitutes a firm offer to enter into this License which may not be withdrawn for a period of thirty (30) days after delivery to Licensor (or such other period as may be expressly provided in any other agreement signed by the parties).  During such period and in reliance on the foregoing, Licensor may, at Licensor's option (and shall if required by applicable Law), deposit any security deposit and License Fees or other payment, proceed with any plans, specifications, alterations or improvements and permit Customer to enter the Customer Area, but such acts shall not be deemed an acceptance of Customer's offer to enter this License and such acceptance shall be evidenced only by Licensor signing and delivering this License to Customer.

<< End of Attachment B – Terms and Conditions >>

LYFE Communications, Inc.

LICENSE AND MASTER SERVICES AGREEMENT

ATTACHMENT C -- RULES AND REGULATIONS

1.   APPLICABILITY OF RULES AND REGULATIONS

These Rules and Regulations apply to each Customer of Licensor and their respective Representatives, employees, contractors, customers, agents, invitees and users of the Data Center and/or the Related Data Center Services.  In addition, Customer's online facilities, and those utilizing such online facilities, are subject to these Rules and Regulations.  Licensor reserves the right to apply and enforce the Rules and Regulations so as to maintain the integrity, reliability and legality of the Data Center and the Related Data Center Services.

2.   ACCESS TO DATA CENTER

a.

Only those individuals identified by Customer as its Representatives may access the Customer Area. Customer may not allow any other person to access the Data Center or the Customer Area.  Licensor reserves the right to deny or restrict access to any Customer or Representative that is in violation of this Agreement.

b.

Licensor may always restrict access to the Data Center or the Customer Area in an emergency and/or response to a governmental request.

c.

Customer agrees to adhere at all times to any reasonable security measures which may be established by Licensor with respect to the Data Center, Customer Equipment and all other equipment contained in the Data Center.

d.

Customer acknowledges that Licensor is using closed circuit TV/audio and other surveillance measures.

e.

Customer shall park in the Customer designated parking areas.

3.   USE OF DATA CENTER

a.

Customer, Representatives and Customer’s invitees shall (a) comply with Law and Licensor’s rules and restrictions (including these Rules and Regulations), (b) present and deposit photo identification to the satisfaction of Licensor, (c) respect the property and observe the rights of other customers, and  (d) not enter restricted areas.

b.

Customer shall make all installations and repairs which require Licensor’s support or supervision only during Licensor’s normal business hours.

c.

Customer must keep the Customer Area clean at all times. Customer may not store any paper products, cardboard, boxes or other materials in the Customer Area (other than equipment manuals).  All empty boxes, crates and trash will be removed from the site or discarded at the site per Licensor instructions.  No flammable materials may be stored in the Data Center.

d.

Customer may not bring, or make use of, any of the following into the Data Center: (a) Food or drink, (b) Alcohol, Illegal Drugs or other intoxicants, (c) Tobacco products, (d) Electro-

magnetic devices, (e) Explosives or Pyrotechnics, (f) Radioactive materials, (g) Weapons, (h) Photographic or recording equipment of any kind, (i) Chemicals or Hazardous Materials or (j) any other material reasonably determined by Licensor to be inconsistent with the operation of the Data Center.

e.

Smoking is not permitted at any time in or near the Data Center.  Smoking outside of the Data Center shall be in designated areas only.

f.

Children under the age of sixteen (16) are not permitted in the Data Center.

g.

Customer shall comply with Licensor’s Emergency Action Plan.

h.

In the event Customer requests assistance from Licensor related to the Related Data Center Services pursuant to an open help ticket or otherwise, and Licensor determines the origin of Customer’s issues is due to Customer, Licensor reserves the right to charge Customer for resolution of such issue at a rate of at least $250 per hour with the first hour being at no cost to Customer).

4.   MODIFICATION TO DATA CENTER

a.

Upon ten (10) days prior written notice, Customer shall submit written plans and requests for any required equipment installation or removal within the Data Center.  Licensor reserves the right, in its sole and absolute discretion, to approve or disapprove such plans, provided that if Licensor determines to disapprove such plans it shall provide Customer with specific reasons for its decision.

b.

Modifications to any system within the Data Center shall be made only by Licensor or under its direct control.  Customer shall have no right whatsoever to move, install or otherwise use any common system (e.g., electric, HVAC, fire/life safety, communications) without the prior written approval of Licensor.  All work to common structures (e.g., ladder rack, floors, ground system, etc.) shall be performed by Licensor.

5.   EQUIPMENT AND CONNECTIONS

a.

All Customer Equipment must be clearly labeled with Customer's name (or code name provided to Licensor) and an individual component identification tag.  All cables and connections to and from Customer Equipment must be clearly labeled.  Licensor reserves the right to remove or disconnect unidentified equipment and cables in the Data Center.

b.

All Customer Equipment must be certified by Underwriter’s Laboratories (“UL Certified”) and comply with local building code and applicable regulations of the Federal Communications Commission.

c.

Customer may not connect or disconnect any Customer Equipment or other equipment except as specifically pre-approved by an authorized employee of Licensor, at least forty eight (48) hours in advance of the proposed action, unless otherwise approved by Licensor.  A Customer which is not then current in its payment obligations to Licensor may not remove any equipment from the Data Center.

d.

Customer must follow hot and cold aisle designations when installing Customer Equipment, and otherwise.

e.

Customer Equipment must be configured and run at all times in compliance with the manufacturer's specifications, including electrical load, clearance and weight load requirements.

f.

Licensor makes available, at its Data Center, certain tools and equipment for the temporary use by Customer at the Data Center.  This equipment is provided in an "AS IS" condition without any warranties of any kind. Customer may borrow and/or use any Licensor property or equipment, at its own risk, subject to (a) the prior review and approval of Licensor, and (b) any terms of use which Licensor places on such use.  Any Licensor tool which Customer fails to return to its designated place shall be billed to Customer at replacement cost.

g.

Customer may not place equipment in the Data Center which is materially damaged, is of disputed title or otherwise subject to dispute.

6.   SCHEDULED MAINTENANCE

Routine and ongoing maintenance of systems is critical to the proper and reliable operation of a data center and should be expected by Customer.  Periodically, Licensor will conduct scheduled maintenance of its Data Center, the systems therein and of the Related Data Center Services.  Licensor seeks to minimize the impact of such operations on Customer.  During such time, the Data Center and Related Data Center Services may not function at optimal performance or any performance at all and Customer may be unable to access its data or Customer Equipment.  Customer agrees to cooperate with Licensor during scheduled maintenance periods so that Licensor may keep such period of time to a minimum.

7.   EMERGENCY PROCEDURES

In the event Licensor believes in its sole discretion that an emergency situation exists regarding the Data Center, the Customer Business, Customer Area, Customer Equipment and/or Customer Materials, Customer grants Licensor permission to access the Customer Area, Customer Equipment and/or Customer Materials so that Licensor may attempt to remedy the emergency situation.  Licensor shall make commercially reasonable efforts to promptly notify Customer of the emergency situation and Licensor shall not be liable for any damage (including, without limitation, damage to the Customer Area, Customer Equipment and/or Customer Materials), caused by Licensor or any third parties in attempting to evaluate or remedy the emergency situation.

8.   MISCONDUCT

Customer and its Representatives may not:

a.

Damage, deface, misuse or abuse any property or equipment in the Data Center;

b.

Act in a careless or reckless manner or otherwise threaten the orderly operation of the Data Center;

c.

Make unauthorized contact or interference with any property or equipment of Licensor or any other customer of Licensor;

d.

Use fraud, artifice or subterfuge to gain access to any area of the Data Center to which they are not authorized;

e.

Harass, threaten or harm any individual, including Licensor personnel and representatives of other customers of Licensor;

f.

Engage in any activity that is in violation of the Law, or aid others in criminal activity while at the Data Center or in  connection with the Related Data Center Services; or allow unauthorized access to the Data Center.

9.  ONLINE CONDUCT & ACCEPTABLE USE POLICY

Customer agrees that it has read, accepted and agrees to be bound by Licensor’s Acceptable Use Policy (“AUP”) which is linked at aup@syptec.com and/or linked thereto.  Customer agrees that it is Customer’s responsibility to ensure compliance with this AUP by its employees, agents, contractors, customers and/or other users.

10.  MODIFICATION OF RULES AND REGULATIONS

Licensor reserves the right to change these Rules and Regulations at any time, provided that it provides Customer with seven (7) day advance written notice. Customer is responsible for regularly reviewing these Rules and Regulations. The Rules and Regulations are always available in the Data Center or by email request to: support@syptec.com. Continued use of the Related Data Center Services following any such changes shall constitute the Customer's acceptance of such changes.

<<  End of Attachment C -- Rules and Regulations  >>

LYFE Communications, Inc.

LICENSE AND MASTER SERVICES AGREEMENT

ATTACHMENT D -- SERVICE LEVEL AGREEMENT

I.  CERTAIN SERVICE INFRASTRUCTURE ELEMENTS

Set forth below are certain elements of the Service Infrastructure:

Service Infrastructure

Data Center Conditioned Power Systems

--utility power source

--backup power source

--uninterruptible power system

--power distribution unit

Data Center Air Conditioning

--heat removal

--air movement

--humidification/dehumidification

--air filtration

--leak detection

Data Center Fire Detection

--very early warning smoke detection system

Data Center Fire Suppression

--piped pre-action system

Data Center Security

-- access control

--video surveillance

II. SERVICE LEVEL OBJECTIVES

Set forth below are Licensor’s Service Level Objectives for specific Related Data Center Services:

Power:

For Customers who choose dual power feed configurations (A & B Circuit):  Licensor’s service level objective is 100 percent (100%) availability of Conditioned Power to the Customer Area.

For Customers who choose single power feed configurations:  Licensor’s service level objective is

99.5 percent (99.5%) availability of Conditioned Power to the Customer Area.

Temperature:

Lesssor’s service level objective is to maintain an ambient temperature of seventy two (72) degrees, +/- five  (5) degrees, at all times in the Customer Area.

Humidity:

Licensor’s service level objective is to maintain an ambient humidity of forty-five percent (45%), +/- fifteen percent (15%), at all times in the Customer Area.

Bandwidth:

For Customers who choose dual network feed configurations, Licensor’s service level objective is one hundred percent (100%) availability of IP Bandwidth

III. SERVICE LEVEL CREDITS

The table below sets forth Customer’s sole and exclusive remedy for failures to meet any of the Service Level

Objectives for the Related Data Center Services referenced therein (a “Service Level Failure”).

Service Level Objective

Service Level Failure

Service Level Credit

Power  Primary Power Failure (A and B)

The Service Level Credit shall equal

– If  Customer takes A & B Circuit

the total monthly License Fees of the

per Attachment A, it shall be a

Customer Area divided by 30 minus five.

Service Level Failure if both

electricity feeds A and B fail

simultaneously for any amount of

time to supply any  Customer

Equipment or across the entire

Customer Area.

Power Primary Power Failure (Single

The Service Level Credit shall equal

Circuit) – If Customer takes a single

the total monthly License Fees of the

circuit only per Attachment A, it

Customer Area divided by 30 minus five.

shall be a Service Level Failure if

the single electricity feed fails for

any amount of time in excess of

109.5 minutes during any calendar

year to supply any Customer

Equipment or across the entire

Customer Area.

Temperature

Temperature Failure - It shall be a

The Service Level Credit shall equal

Service Level Failure if the ambient

the total monthly License Fees of the

Air Temperature (as defined in Note

Customer Area divided by 30 minus five.

1 below) average, as measured

across all measurement points (a

“Temperature Reading”) is outside a

range of seventy two (72) degrees

Fahrenheit +/– five (5) degrees

Fahrenheit for four (4) hours after a

Temperature Reading fell outside a

range of seventy two (72) degrees

Fahrenheit +/– five (5) degrees

Fahrenheit.

Service Level Objective

Service Level Failure

Service Level Credit

Temperature  Critical Temperature Failure

- It

The Service Level Credit shall equal

shall be a Service Level Failure if a

the total monthly License Fees of the

Temperature Reading is above 87

Customer Area divided by 30 minus five.

degrees Fahrenheit.

Humidity  Humidity Failure

- It shall be a

The Service Level Credit shall equal

Service Level Failure if the ambient

the total monthly License Fees of the

air relative humidity average, as

Customer Area divided by 30 minus five.

measured across all measurement

points (a “Humidity Reading”), is

outside the range of  forty-five

percent (45%), +/- fifteen percent

(15%) relative humidity six (6)

hours after a Humidity Reading fell

outside of forty-five percent (45%),

+/- fifteen percent (15%) relative

humidity range.

Humidity  Critical Humidity Failure

- It shall

The Service Level Credit shall equal

be a Service Level Failure if the

the total monthly License Fees of the

Humidity Reading exceeds sixty one

Customer Area divided by 30 minus five.

percent (61%) and causes water to

condense in the Customer Area.

IP Bandwidth  IP Bandwidth Failure -

If

The Service Level Credit shall equal

Customer takes dual network feed

the total monthly License Fees

configurations, it shall be a Service

specific to IP Bandwidth for the

Level Failure if both network feeds

Customer Area divided by 30 minus five.

are unavailable simultaneously for

any amount of time to Customer

Area.

Note 1:  Air Temperature will be monitored at the midpoint of both the x and y axis of each designated cold aisle in the Customer Area and immediately below the drop ceiling in the Customer Area, or as otherwise reasonably determined by Licensor.

Note 2: Humidity will be measured by the humidification control system that pertains to the Customer Area, or as otherwise reasonably determined by Licensor.

Note 3:  As relates to IP Bandwidth, Customer recognizes that the internet is comprised of thousands of autonomous systems and that this SLA covers the provision of access by Licensor to the global internet “cloud”.  Routing anomalies, asymmetries, inconsistencies and failures, outside of the control of Licensor, can and will occur on other networks.  In such instance, Licensor shall use its commercially reasonable efforts to route traffic via an alternative route path, but any such events shall not be deemed to be a Service Level Failure for purposes hereof.  Further, if the price of the IP Bandwidth is not specified specifically on Attachment A (e.g. due to package pricing), the price will be determined by Licensor using Licensor’s then current market pricing for IP Bandwidth

A Service Level Failure begins upon receipt of Licensor from Customer of a detailed report of an incident and ends when the affected service is operational.  Customer shall provide the report via email to support@syptec.com or via telephone to Licensor’s 24 hour response line.  An applicable Service Level Credit allowance shall appear on Customer’s next invoice following processing.  Service Level Credits shall not have any cash value at the end of the Term or otherwise.  Service Level Credits shall be calculated as a rebate of monthly License Fees, as applied specifically to the particular Data Center service that experienced the Service Level Failure.  If the price of the particular Data Center Service which was impacted by a Service Level Failure is not specified in the Customer’s Agreement (e.g., due to package pricing), the price will be determined by Licensor using Licensor’s then current market pricing for the specific Data Center service.

One or more concurrent Service Level Failures shall yield the specific Service Level Credit that is most favorable to Customer.

No Service Level Credits will be given for a service interruption: (a) caused by the action or failure to act by a Customer Party; (b) due to failure of equipment provided by a Customer Party; (c) during any period in which Licensor is not given access to the service premises; (d) which is part of a planned service interruption for maintenance in accordance with Attachment B, or results from implementation of a Customer order; (e) due to a force majeure event; (f) for which Customer is entitled to a Service Level Credit for the same or a contemporaneous Service Level Failure; (g) affecting portions of the Customer Area used for office or storage space; or (h) resulting from Customer’s breach of this Agreement (including, without limitation, Attachment C).

Total cumulative Service Level Credits earned in any thirty (30) day period shall not exceed the amount of one (1) month’s License Fees for the Customer Area.

This Service Level Agreement may be modified from time to time by Licensor and can be reviewed by Customer at the Data Center, provided that Customer may request that the terms of the particular Service Level Agreement that were in effect as of the Effective Date remain applicable during the Term.

<< End of Attachment D - Service Level Agreement >>

LYFE Communications, Inc.

CREDIT CARD AUTHORIZATION FORM

I, _______________________________, hereby authorize LYFE Communications, Inc. to charge the following credit card account.

( )  VISA   ( ) MasterCard  (  )  American Express

Credit Card Number:_____________________________________

Expiration Date:_______/_________

VID Code:_________

Credit Card Billing Address:

Street:_______________________________________________

City:_________________________________  State:__________

Zip Code:______________

Telephone: (     ) ______-________

As the credit card holder or authorized user of the same, I hereby authorize LYFE Communications, Inc. to charge my credit card account.  I also agree that the credit card will be used to pay the monthly services charges associated with my account including other service charges that may accrue.  I will be notified if any additional charges need to be made (i.e. additional equipment, consulting services, etc.) via email.

_______________________________      ___/___/____

Cardholders Signature                                  Date

Your completion of this authorization form helps us to protect you, our valued customer, from credit card fraud. LYFE Communications Inc. and its affiliates will keep all information confidential.

LYFE Communications, Inc.

IP JUSTIFICATION FORM

Dear Valued Customer,

Thank you for using LYFE Communications, Inc.! Please use this form to request and justify IP space from SYPHERANCE. The information on this form is required prior to installation and activation of your order to assure on-time activation of your service.

SYPHERANCE applies specific criteria in evaluating address space requests from our customers in order to make efficient use of IP space as required by ARIN (American Registry for Internet Numbers) guidelines and RFC 2050. ARIN requires documentation, including justification, of IP address assignments that Internet Service Providers (including LYFE Communications, Inc.) make to their customers.

Please fill out the form as completely and in as much detail as possible. Requests that are not accompanied by sufficient detail to prove efficient usage will be rejected and this may delay the installation of your SYPHERANCE IP service.

SYPHERANCE uses the following general guidelines to assign IP addresses:

▪

For initial assignments to new customers, 50% of the assignment must be in immediate use (i.e. within the first 30 days).

▪

For subsequent assignments, 80% of all previous assignments must be in use, and 50% of the new assignment must be in immediate use (i.e. within the first 30 days).

▪

If you’re switching to SYPHERANCE from another ISP, and are returning your current IP addresses to your old ISP and only use IP addresses from SYPHERANCE, SYPHERANCE requires that 50% of newly assigned IP addresses will be in immediate use (i.e. within the first 30 days).

▪

If you have IP addresses from other ISPs that you’ll be using along with SYPHERANCE IP   addresses, SYPHERANCE will need to review utilization of the address space from the other ISP ensuring those addresses are 80% utilized before assigning you additional IP addresses.

SYPHERANCE IP addresses are non-portable. This means that the addresses you receive from SYPHERANCE cannot be used with another provider and must be returned if you discontinue service with SYPHERANCE.

In order for SYPHERANCE to assign IP addresses to your organization, you must complete the attached form and return it to your SYPHERANCE Sales executive for processing. If the requested IP addresses are not approved, you will receive information regarding this decision along with how much space SYPHERANCE can allocate based upon the information submitted. We are very sorry for any inconvenience or delay that this may cause you, and hope that you will understand the necessity of complying with ARIN’s requirements.

Section I: General Information

Organization Name:                     ______________________________

Technical Contact:

                                          Name: ______________________________

                                         Phone:  ______________________________

                                             Fax:  ______________________________

                                           Email: ______________________________

Existing Allocation Information

Total number of IP Addresses currently in use
Total number of IP Addresses allocated to your organization.

Address Request Information

Number of IP addresses requested
Total number of IP addresses to be used within:
First 30 days of allocation
3 months after allocation
12 months after allocation

Additional Comments Area

Section II: New IP Address Assignment Information

In the tables below, detail, on a per-subnet basis, your requirements for IP Addresses. Use as much space as required (including additional pages, if necessary). Be sure to list:

▪

Internal requirements for IP addresses listing each separate subnet or network

Description of Network/Subnet	Total # IP’s in this Subnet	# Hosts in this subnet initially	# Hosts in this subnet in 3 months

Section III: Previous IP Usage

Customers must make efficient usage of 80% of all the space previously assigned to them by SYPHERANCE before being assigned additional space. If your organization has not previously received IP space from SYPHERANCE, please check the following box and skip to the next section. Please note that failing to reveal previously assigned space may result in a rejected request.

Please list the all IPs previously assigned by SYPHERANCE:

If you will be renumbering and returning all previously assigned IP address space, please check here and skip to the next section.  ___

In the space below, please provide a detailed description of how the IPs are used. The first column should be a list of the specific IPs, range of IPs, or subnets that you are using. See the previous section for the second column. The third column should contain the number of active hosts in that network. The fourth column should contain a detailed description of what is on the IPs or network, including who uses the network and what services might be running there. SYPHERANCE reserves the right to run ping scans and port mappers to verify the actual usage.

IPs/Subnet Type (circle one) In Use Description*

(turn off Insert on Keyboard to enter data.)

__.	__.	__.	__ /	__	OI OE CS CC CNS CND O
__.	__.	__.	__ /	__	OI OE CS CC CNS CND O
__.	__.	__.	__ /	__	OI OE CS CC CNS CND O
__.	__.	__.	__ /	__	OI OE CS CC CNS CND O
__.	__.	__.	__ /	__	OI OE CS CC CNS CND O
__.	__.	__.	__ /	__	OI OE CS CC CNS CND O
__.	__.	__.	__ /	__	OI OE CS CC CNS CND O
__.	__.	__.	__ /	__	OI OE CS CC CNS CND O
__.	__.	__.	__ /	__	OI OE CS CC CNS CND O
__.	__.	__.	__ /	__	OI OE CS CC CNS CND O
__.	__.	__.	__ /	__	OI OE CS CC CNS CND O
__.	__.	__.	__ /	__	OI OE CS CC CNS CND O
__.	__.	__.	__ /	__	OI OE CS CC CNS CND O
__.	__.	__.	__ /	__	OI OE CS CC CNS CND O
__.	__.	__.	__ /	__	OI OE CS CC CNS CND O

      Total  __________

*KEY:

OI = addresses will be used by your organization for internal purposes, such as employee workstations

OE = addresses will be used by your organization for external purposes, such as your own corporate web servers

CS = addresses will be used on machines run by your organization for customer purposes web/application hosting

CC = addresses will be used by customers of your organization for machines that they have colocated at your facility

CNS = addresses will be reassigned or reallocated statically to customers of your organization

CND = addresses will be assigned dynamically to customers of your organization: dialup pools or cable modems

O = any other addresses

For organizations that have previously been assigned a /23 or larger, if you have reassigned or reallocated space to your customers, please provide reassignment information as specified by RFC 2050. This is required by SYPHERANCE to process your request. You may choose to do so by submitting SWIP requests, putting the data in an RWHOIS you maintain, or attaching a simple table of IPs and customers on a separate sheet.

___ I'm using SWIP. Please specify OrgID or POC under which the blocks were submitted:

____________________________

___ I'm using RWHOIS. Please specify hostname and port of the RWHOIS server:

____________________________

Section IV: Restrictions

Please note that all IPs assigned by SYPHERANCE Communication are non-portable. This means that you may not use the space with another provider (except for those running BGP who wish to multi-home the block with another ISP and have received permission from our BGP team), and, if you cancel service with SYPHERANCE, the IP space must be returned (even if prior permission was given to multi-home the space).

Also, while SYPHERANCE respects your privacy and will strive to keep the information provided on this form as confidential as possible, please be aware that we may be required to share the information provided on this form with ARIN. As noted in section 2, SYPHERANCE is required to maintain customer reassignment and reallocation information in a publicly accessible database. Contact information furnished in section 2 will be registered in our RWHOIS server or the SWIP database based on each customer's expressed preference.

Furthermore, note that your usage of the IP space must comply with ARIN guidelines. This includes using efficient subnet sizes and dynamic addresses as much as possible. Administrative ease is not an excuse for using inefficiently-sized subnets.

Finally, by submitting the request, you agree to give permission to SYPHERANCE to use ping tests and port scans to verify your usage.

I have read and understood the restrictions listed above, and I agree to comply with and adhere to the IP usage guidelines of both ARIN and LYFE Communications, Inc.. I certify that the information I provided in the form is correct, and I give SYPHERANCE permission to verify the information. I realize that failure to provide complete and accurate information may result in a rejected request. I also give permission for SYPHERANCE to share the above information with ARIN.

Company or Organization:  _______________________

Authorized Signature ____________________________

Date: __________